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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           MILGRAY ELECTRONICS, INC.
                            AT $14.77 NET PER SHARE
                                       BY

                              ME ACQUISITION, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                             BELL INDUSTRIES, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
            TIME, ON JANUARY 7, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                December 4, 1996
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

     ME Acquisition, Inc. ("Purchaser"), a New York corporation and wholly owned subsidiary of Bell Industries, Inc., a California corporation, hereby offers to purchase all outstanding shares of common stock, $.25 par value per share (the "Shares"), of Milgray Electronics, Inc., a New York corporation (the "Company"), at a price of $14.77 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 4, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to the Shares owned by Parent, Purchaser and their affiliates, constitutes at least 66 2/3% of the outstanding Shares and (ii) Parent and Purchaser having completed the financing arrangements described in
Section 9 of the Offer to Purchase. The Offer is also subject to other terms and conditions. See Section 14 of the Offer to Purchase.

     Enclosed for your information and use are copies of the following documents:

     1.   Offer to Purchase, dated December 4, 1996;

     2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Harris Trust Company of New York, as depositary (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

     4. A letter to shareholders of the Company from Herbert S. Davidson, a director, Chief Executive Officer and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
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     6.   Guidelines for Certification of Taxpayer Identification Number on
        Substitute Form W-9; and

     7.   Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 7, 1997, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers as set forth on the back cover page of the Offer to Purchase.

     Requests for copies of the enclosed materials may also be directed to the Information Agent.

                                        Very truly yours,

                                        MACKENZIE PARTNERS, INC.

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   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
   OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM,
   OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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